Exhibit 99.1

K-Swiss Reports Second Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 6, 2009--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2009. The sale of Royal Elastics on April 30, 2009, is being accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the current and prior-year periods.

Financial Highlights

Net loss for the second quarter of 2009 was $11,497,000, or $0.33 per diluted share, compared with net earnings of $26,423,000, or $0.75 per diluted share, in the prior-year period. Net loss for the six months ended June 30, 2009, was $12,590,000, or $0.36 per diluted share, compared with net earnings of $33,533,000, or $0.95 per diluted share, in the six months ended June 30, 2008. Results for the 2009 periods include a pre-tax non-operating loss of $2.6 million, or $0.08 per diluted share (after tax), from the acquisition of the remaining interest in Palladium SAS in June 2009, and a pre-tax gain of $1.9 million, or $0.05 per diluted share (after tax), from the sale of Royal Elastics in April 2009. Earnings for the 2008 periods include a pre-tax gain of $30,000,000, or $0.52 per diluted share (after tax), related to the settlement of litigation.

For the second quarter of 2009, total worldwide revenues decreased 34.8% to $54,032,000 compared with $82,885,000 in the prior-year period. Domestic revenues decreased 18.7% to $28,737,000 in the second quarter, and international revenues decreased 46.8% to $25,295,000. Total worldwide revenues for the first six months of 2009 decreased 29.4% to $128,076,000, compared with $181,286,000, in the first six months of 2008. Domestic revenues decreased 22.3% to $59,112,000 in the first half of 2009, and international revenues decreased 34.4% to $68,964,000.

Futures Orders

Worldwide futures orders with start ship dates from July through December 2009 were $70,644,000 at June 30, 2009, compared with $101,852,000 at June 30, 2008. Domestic futures orders decreased 43.0% to $21,374,000 at June 30, 2009, from $37,528,000 the previous year. International futures orders decreased 23.4% to $49,270,000 at June 30, 2009, from $64,324,000 the previous year. Excluding Palladium, our international backlog would have been $37,939,000 at June 30, 2009, or a decrease of 41.0%.

Palladium

For the quarter ended June 30, 2009, Palladium brand revenues were $2,090,000 with a net loss of $1,735,000. Futures orders with start ship dates from July through December 2009 were $11,524,000 at June 30, 2009. Revenues, financial results and futures orders for Palladium are included in the consolidated results above for the 2009 periods. On June 16, 2009, the Company completed the acquisition of the remaining 43% equity interest in Palladium SAS for 5.0 million Euros in cash plus a potential earn out based on Palladium’s EBITDA for 2012. K•Swiss had previously acquired a 57% equity interest in Palladium in July 2008, as well as the trademarks to the brand in the United States and Canada earlier in 2008.

Sale of Royal Elastics

On April 30, 2009, the Company completed the sale of Royal Elastics, the Company’s laceless fashion footwear brand. The sale resulted in a pre-tax gain of approximately $1.9 million, or $0.05 per diluted share, in the second quarter of 2009.

Earnings Guidance

The Company expects full-year revenues to be approximately $215 million to $230 million and expects to report a full-year loss per diluted share of approximately $0.70 to $0.90. Full-year SG&A expenses are currently projected to be approximately $121 million, but are expected to fluctuate based on strategic decisions made during the year as well as general trends in the retail marketplace.

Steven Nichols, Chairman of the Board and President, stated, "The environment at retail, as well as our brand’s popularity, remain challenging and are evident in the continued year-over-year decline in sales, earnings and backlog. We are managing this environment with firm control of our administrative cost structure, but with an eye on the future as we continue product development investments establishing K•Swiss as an innovator in Classic, Tennis and Running. It is just beginning to pay off with athletes winning in our products. We are slowly beginning to attain the brand recognition we desire."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its second quarter 2009 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (480) 629-9690. A replay of this conference call will be available until August 13, 2009, by dialing (303) 590-3030 and entering the passcode, 4065683.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 13, 2009.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2009, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues	$54,032	$82,885	$128,076	$181,286
Cost of goods sold	37,772	46,513	83,524	98,978
Gross profit	16,260	36,372	44,552	82,308
Selling, general and administrative expenses	30,304	33,556	60,280	73,917
Operating (loss) profit	(14,044)	2,816	(15,728)	8,391
Other (expense) income, net	(763)	30,000	(763)	30,000
Interest Income, net	468	1,864	344	4,156
(Loss) earnings before income taxes and discontinued operations	(14,339)	34,680	(16,147)	42,547
Income tax (benefit) expense	(3,274)	6,959	(3,477)	7,696
(Loss) earnings before discontinued operations	(11,065)	27,721	(12,670)	34,851
Earnings (loss) from discontinued operations, less applicable income tax	(432)	(1,298)	80	(1,318)
Net (loss) earnings	$(11,497)	$26,423	$(12,590)	$33,533
Basic (loss) earnings per share	$(0.33)	$0.76	$(0.36)	$0.97
Diluted (loss) earnings per share	$(0.33)	$0.75	$(0.36)	$0.95
Weighted average number of shares outstanding
Basic	34,867	34,727	34,863	34,729
Diluted	34,867	35,271	34,863	35,291

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			June 30,
			2009	2008
ASSETS			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents			$185,363	$295,506
Accounts receivable, net			38,347	52,274
Inventories			63,792	63,811
Prepaid expenses and other			5,436	6,998
Deferred taxes			6,679	5,067
Total current assets			299,617	423,656
PROPERTY, PLANT AND EQUIPMENT, NET			23,057	24,742
OTHER ASSETS
Intangible assets			19,947	10,715
Deferred taxes			11,611	3,407
Other			8,384	8,922
Total other assets			39,942	23,044
			$362,616	$471,442

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and short-term debt			$4,372	$ ---
Trade accounts payable			13,857	18,072
Accrued liabilities			16,722	23,300
Total current liabilities			34,951	41,372
OTHER LIABILITIES
Long-term debt			774	---
Other liabilities			13,393	12,081
Total other liabilities			14,167	12,081
STOCKHOLDERS' EQUITY			313,498	417,989
			$362,616	$471,442

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer
818-706-5100